CURO Group Holdings Corp. Announces
Fourth Quarter and Full Year 2021 Financial Results

Heights Acquisition Adds $472 million1, or 30%, to Company Owned Gross Loans Receivable; Consolidated Revenue Grew 11.0% in the Quarter Compared to 2020

Wichita, Kansas--February 8, 2022-CURO Group Holdings Corp. (NYSE: CURO) (“CURO” or the “Company”), a tech-enabled, omni-channel consumer finance company serving a full spectrum of non-prime and prime consumers in the U.S. and Canada, today announced financial results for its fourth quarter ended December 31, 2021.

“For CURO, 2021 was a remarkable year on many different levels,” said Don Gayhardt, CURO’s Chief Executive Officer. “Though COVID-19 responses and variants continued to create periods of uncertainty in its second year, we maintained our momentum of loan and earnings growth with solid credit performance. However, I’m most proud of our execution on multiple large-scale acquisition and financing initiatives that continued to transform CURO to a full spectrum lender with a meaningfully lower cost of debt capital in 2021 by nearly 175 bps.”

“The year began and ended with transformational acquisitions. The acquisition of Flexiti in March 2021 diversified our channel, loan and revenue mix by adding established POS financing capabilities and private label credit cards to our Direct Lending capabilities in Canada. We capped 2021 off with the acquisition of Heights Finance, which primarily serves near- and non-prime customers in 11 southern and mid-western states through 390 branches. The Heights acquisition is expected to accelerate our transition into longer-term, higher-balance and lower-rate credit products. Both the Heights and Flexiti acquisitions will solidify our position as a full spectrum non-prime and prime consumer lender in the U.S. and Canada and accelerate our long-term revenue and earnings growth prospects.”

“We also executed on key financing initiatives that made these acquisitions possible. We refinanced our senior secured notes in July 2021, reducing the interest rate by 75bps, increasing capacity, and extending the maturity date to 2028. We added $250 million to the senior secured notes in the fourth quarter to finance, in part, the Heights acquisition. At Flexiti, we increased the capacity of our existing warehouse facility and added securitization capacity, bringing total funding capacity for Flexiti to over C$1 billion.”

“We also monetized a portion of our investment in Katapult. When Katapult became public in June 2021, we received cash of $146.9 million and we now retain 25.2% fully diluted ownership in Katapult (NASDAQ: KPLT).”

“Despite the above transactions, we did not take our eye off the ball at our core businesses. Organic growth in our legacy gross loans receivable at U.S. and Canada Direct Lending during the year combined with growth at Canada POS Lending since the date of its acquisition was 41.4%. Our net-charge offs stabilized as growth continued in all segments, while delinquencies remained at historically low levels, in large part due to excellent credit quality at Flexiti. In late December 2021, we launched First Phase, our new credit card program, which we'll begin rolling out across the U.S. in 2022. It will provide our non-prime customers with a Visa-branded credit card and a number of technology-enabled tools.”

“We added significantly to CURO’s transformation profile in 2021 but major acquisitions take a lot of work to achieve their long-term potential. I’ll close by saying that we will be intensely focused in 2022 on executing and realizing the value creation these opportunities represent.”

1 Prior to the application of fair value adjustments for purchase accounting, acquired loans were $485 million.

Consolidated Summary Results - Unaudited

	Three Months Ended December 31,			Year Ended December 31,
(in thousands, except per share data)	2021	2020	Variance	2021	2020	Variance
Revenue	$ 224,319	$ 202,078	11.0%	$ 817,843	$ 847,396	(3.5)%
Net revenue	130,679	132,246	(1.2)%	572,175	558,585	2.4%
Company Owned gross loans receivable	1,548,318	553,722	179.6%	1,548,318	553,722	179.6%
Unrestricted cash	63,179	213,343	(70.4)%	63,179	213,343	(70.4)%
Net (loss) income	(28,879)	4,474	#	59,334	75,733	(21.7)%
Adjusted Net (Loss) Income (1)	(12,288)	8,556	#	41,679	74,328	(43.9)%
Diluted (Loss) Earnings per Share from continuing operations	($ 0.72)	$ 0.11	#	$ 1.38	$ 1.77	(22.0)%
Adjusted Diluted (Loss) Earnings per Share from continuing operations (1)(2)	($ 0.29)	$ 0.20	#	$ 0.97	$ 1.77	(45.2)%
EBITDA (1)	(1,077)	31,063	#	204,846	170,550	20.1%
Adjusted EBITDA (1)	16,545	34,332	(51.8)%	168,245	187,363	(10.2)%
Weighted Average Shares — diluted	40,254	42,579		43,143	42,091
Adjusted Weighted Average Shares — diluted (1)(2)	42,389	42,579		43,143	42,091
# - Variance greater than 100% or not meaningful
(1) These are non-GAAP metrics. For a reconciliation of each non-GAAP metric to the nearest GAAP metric, see the applicable reconciliations contained under "Results of Operations." For a description of each non-GAAP metric, see "Non-GAAP Financial Measures."
(2) We calculate Adjusted Diluted Earnings per Share utilizing diluted shares outstanding as of December 31, 2021. If we record a loss from continuing operations under U.S. GAAP, shares outstanding utilized to calculate Diluted Earnings per Share from continuing operations are equivalent to basic shares outstanding. Shares outstanding utilized to calculate Adjusted Earnings per Share from continuing operations reflect the number of diluted shares we would have reported if reporting Net income from continuing operations under U.S. GAAP.

On December 27, 2021, we completed the previously announced acquisition of SouthernCo, Inc., a Delaware corporation d/b/a Heights Finance (“Heights”), which resulted in the addition of loans receivable of approximately $472 million in our U.S. segment, after the application of preliminary fair value purchase accounting adjustments, which created a discount on the acquired portfolio. Given the timing of the acquisition, the impact on the Consolidated Statement of Operations for the fourth quarter of 2021 was immaterial. The acquired balance sheet has been included, after the preliminary estimated effect of purchase accounting adjustments, in the Consolidated Balance Sheet as of December 31, 2021.

We reported Net loss of $28.9 million ($0.72 loss per share) for the three months ended December 31, 2021, primarily due to (i) upfront provisioning for loan losses on rapid customer growth late in the quarter in Canada POS Lending, sequential loan growth across our other lines of business, and new customer, channel mix and seasonality which affected NCO rates, (ii) an increase in operating expenses primarily for investments in the continued growth of Canada POS Lending, and (iii) costs associated with the acquisition of Heights. We reported Adjusted Net Loss of $12.3 million ($0.29 adjusted diluted loss per share) on revenue of $224.3 million for the three months ended December 31, 2021. For the year ended December 31, 2021, we reported Net income of $59.3 million ($1.38 diluted earnings per share) and Adjusted Net Income of $41.7 million ($0.97 adjusted diluted earnings per share) on revenue of $817.8 million.

Below are additional highlights of our performance during the three months and year ended December 31, 2021:

•Loans Receivable
◦Year-over-year growth in Company Owned gross loans receivable and combined gross loans receivable of $994.6 million, or 179.6%, and $996.8 million, or 166.7%, respectively, including Flexiti and Heights. Excluding loans acquired on March 10, 2021 and December 27, 2021, gross combined loans receivables increased $329.0 million, or 41.4%.
◦Canada Direct Lending gross loans receivable grew $96.9 million, or 29.3%, year over year and $36.4 million, or 9.3%, sequentially (described within this release as the change from the third quarter to the fourth quarter).
◦Canada POS Lending gross loans receivable were $459.2 million as of December 31, 2021. Sequentially, Canada POS Lending gross loans receivable grew $156.8 million, or 51.9%, primarily driven by the onboarding of Leon's Furniture Limited ("LFL"), Canada's largest home furnishings retailer, and holiday seasonal demand.
◦U.S. Company Owned gross loans receivable, excluding Heights, declined $33.1 million, or 14.8%, year over year. The decline was due to (i) regulatory changes impacting certain loan products in California effective January 1, 2020; in Virginia effective January 1, 2021; and in Illinois effective March 23, 2021, and (ii) the discontinuation of Verge Credit in April 2021. These impacted loans are collectively referred to as "Runoff Portfolios" throughout the remainder of this release. Excluding Runoff Portfolios, U.S. Company Owned gross loans receivable grew $22.1 million, or 14.9%, compared to the prior year, and $11.6 million, or 7.3%, sequentially.

•Revenue and Net Revenue
◦For the three months ended December 31, 2021, revenue increased $22.2 million, or 11.0%, year over year. Sequentially, revenue increased $15.0 million, or 7.2%, primarily driven by growth of $7.3 million, or 5.6% in the U.S., $3.4 million, or 29.5%, in Canada POS Lending and $4.3 million, or 6.6%, in Canada Direct Lending.
◦For the three months ended December 31, 2021, net revenue decreased $1.6 million, or 1.2%, year over year and decreased $7.9 million, or 5.7%, sequentially. The sequential decline in net revenue was due to upfront loan loss provisioning on accelerated sequential loan growth and higher NCO rate trends from new customer mix in originations, seasonality and channel origination mix shifts. Consolidated lending provision for loan losses, excluding Heights, exceeded NCOs by $14.9 million compared to both $6.8 million in the third quarter of 2021 and $4.8 million in the fourth quarter of 2020.

•NCOs and Delinquency Metrics
◦Consolidated quarterly NCO rates, excluding Heights, improved year over year by 220 bps, primarily from the relative growth of Canada POS Lending, which shifts portfolio mix to lower loss-rate products. Sequentially, consolidated quarterly NCO rates increased 100 bps due to relative loan growth, new customer mix in originations, seasonality and channel origination mix shifts.
◦Quarterly NCO rates for U.S., excluding Heights, increased 340 bps year over year and 275 bps sequentially, primarily driven by the aforementioned customer and origination channel mix shifts and diminishing COVID-19 Impacts, as defined later in this release. U.S. NCO rates remained 80 bps below the fourth quarter of 2019.
◦Quarterly NCO rates for Canada Direct Lending increased 85 bps year over year and 110 bps sequentially as product demand for Revolving LOC continues to hold steady, but remained 240 bps below the fourth quarter of 2019.
◦For the three months ended December 31, 2021, Canada Direct Lending past-due rate increased sequentially 200 bps, or 32.1%, due to growth and seasonality. U.S. past-due rate, including loans Guaranteed by the Company, improved sequentially by 75 bps, or 3.4%.

•Other Highlights
◦On December 27, 2021, we completed our acquisition of Heights for $360.0 million, consisting of $335.0 million of cash and $25.0 million of common stock. Heights is a consumer finance company with 390 branches across 11 U.S. states that provides secured and unsecured Installment loans to near-prime and non-prime consumers as well as customary opt-in insurance and other financial products. Heights' secured Installment loan portfolios are secured by both automobiles and, in some instances, non-essential household goods. The gross loans receivable and related revenue are included within the U.S. Installment loan portfolios.
◦Katapult's merger with FinServ Acquisition Corp. ("FinServ") closed on June 9, 2021. We received cash of $146.9 million and recorded a one-time gain of $135.4 million. During the fourth quarter of 2021, we acquired an additional 2.6 million shares of common stock of Katapult for an aggregate purchase price of $10.0 million, which increased our fully diluted ownership, including potential earn-out shares, from 19.3% to 25.2% as of December 31, 2021.
◦On December 9, 2021, we announced the closing of a new C$526.5 million asset-backed revolving credit facility ("Non-Recourse Flexiti Securitization Facility") to provide financing for Canada receivables generated under Canada POS Lending.
◦On November 12, 2021, we increased the capacity of our Non-Recourse Canada SPV Facility from C$175.0 million to C$350.0 million.
◦On July 30, 2021, we closed $750.0 million of 7.50% Senior Secured Notes due 2028. The proceeds were used: (i) to redeem our 8.25% Senior Secured Notes due 2025, (ii) to pay related fees, expenses, premiums and accrued interest and (iii) for general corporate purposes. This refinancing extended maturities and increased our borrowing capacity while maintaining related borrowing costs at levels under the $690.0 million 8.25% Senior Secured Notes. In connection with funding the Heights acquisition, we issued $250.0 million in aggregate principal amount of 7.50% Senior Secured Notes due 2028.
◦We closed and consolidated 49 U.S. stores, representing approximately a quarter of all U.S. stores, during the second and third quarters of 2021 to better align with changing customer trends, preferences for online transactions and certain states' regulatory considerations. The impacted locations generated 8% of our U.S. store revenue in 2020.
◦Effective July 1, 2021, Flexiti commenced a 10-year agreement to become the exclusive POS financing partner to LFL, which operates over 300 stores in Canada under multiple banners including Leon's and The Brick.
◦Under the terms of our $50.0 million share repurchase program announced in April 2021, we purchased 3,037,699 shares for $49.9 million through February 7, 2022.
◦We completed our acquisition of Flexiti on March 10, 2021.
◦Declaration of the next quarterly dividend of $0.11 per share, payable on March 1, 2022 to stockholders of record as of February 18, 2022.
◦Authorization by our Board of Directors of a new share repurchase program for the repurchase of up to $25.0 million of CURO common stock. The repurchase will commence at our discretion and continue until completed or terminated. We expect the purchases to be made from time-to-time in the open market and/or in privately-

negotiated transactions at our discretion, subject to market conditions and other factors. Any repurchased shares will be available for use in connection with equity plans and for other corporate purposes.

From the second quarter of 2020 through the first half of 2021, we experienced lower customer demand in the U.S. and Canada Direct Lending, good credit performance, increased or accelerated repayments and favorable payment trends as customers were aided by government stimulus programs while periodically enduring pandemic lockdowns (collectively "COVID-19 Impacts"). In the third and fourth quarters of 2021, our markets were less affected by COVID-19 Impacts, resulting in positive growth trends in revenue and receivables.

Consolidated Revenue by Product and Segment

The following table summarizes revenue by product, including revenue we earn from operating as a credit services organization ("CSO") by charging a customer a fee for arranging an unrelated third party to make a loan to that customer, which we refer to as "CSO fees", for the period indicated:

	Three Months Ended
	December 31, 2021					December 31, 2020
(in thousands, unaudited)	U.S.	Canada Direct Lending	Canada POS Lending	Total	% of Total	U.S.	Canada Direct Lending	Canada POS Lending	Total	% of Total
Revolving LOC	$ 27,911	$ 43,943	$ 13,704	$ 85,558	38.1%	$ 31,111	$ 31,962	$ —	$ 63,073	31.2%
Installment	107,606	11,416	—	119,022	53.1%	111,899	11,106	—	123,005	60.9%
Ancillary	3,485	15,170	1,084	19,739	8.8%	3,578	12,422	—	16,000	7.9%
Total revenue	$ 139,002	$ 70,529	$ 14,788	$ 224,319	100.0%	$ 146,588	$ 55,490	$ —	$ 202,078	100.0%

During the three months ended December 31, 2021, total revenue increased $22.2 million, or 11.0%, to $224.3 million, compared to the prior-year period. The year-over-year increase was primarily due to an increase in Canada Direct Lending revenue of $15.0 million, or 27.1%, and $14.8 million of Canada POS Lending revenue, which was acquired in March 2021. This increase was partially offset by a decrease in U.S. revenue of $7.6 million, or 5.2%, as a result of Runoff Portfolios. Excluding Runoff Portfolios, U.S. revenues increased $10.3 million, or 8.4% for the three months ended December 31, 2021 compared to the three months ended December 31, 2020.

Canada POS Lending revenue includes merchant discount revenue ("MDR") for Flexiti, which is recognized over the life of the underlying loan term. For the three months ended December 31, 2021, Canada POS Lending results were impacted by acquisition-related adjustments that reduced total revenue by $1.7 million and net revenue by $4.2 million ("acquisition-related adjustments"). The acquisition included a loan portfolio with a fair value of approximately $196.1 million ("Acquired Portfolio"). The fair value discount of $12.5 million was based on estimated future net cash flows and is recognized in net revenue over the expected life of the Acquired Portfolio (approximately 12 months). This amortization resulted in an increase of $2.5 million for both revenue and loan loss provision for the three months ended December 31, 2021. The Acquired Portfolio also included $14.1 million of unearned MDR and annual and administrative fees, which are not amortized to revenue for the Acquired Portfolio because they did not represent future cash flows post acquisition. For the fourth quarter of 2021, Canada POS Lending revenue and net revenue were both lower by $4.2 million compared to what would have been otherwise reported if the unearned MDR and fees had been recognized over the expected life of the Acquired Portfolio. The acquisition-related adjustments related to the unearned MDR, annual and administrative fees will decline each quarter, until becoming fully amortized by the end of the first quarter of 2022.

The table below recaps acquisition-related adjustments to Canada POS Lending's revenue and net revenue for the periods indicated:

	Three Months Ended December 31, 2021				Year Ended December 31,
(in thousands, unaudited)	Canada POS Lending	Acquisition-related adjustments		Adjusted Canada POS Lending	Canada POS Lending	Acquisition-related adjustments		Adjusted Canada POS Lending
Interest income	$7,921	$(2,499)	(1)	$5,422	$22,335	$(6,614)	(1)	$15,721
Other revenue	6,867	4,151	(2)	11,018	12,506	14,074	(2)	26,580
Total revenue	$14,788	$1,652		$16,440	$34,841	$7,460		$42,301

Provision for losses	12,511	(2,499)	(1)	10,012	24,638	(6,444)	(1)	18,194
Net revenue	$2,277	$4,151		$6,428	$10,203	$13,904		$24,107
(1) Acquisition-related adjustments for interest income and provision for losses relate to the amortization of the fair value discount of the Acquired Portfolio.
(2) Acquisition-related adjustments for other revenue represents the unearned MDR and annual and administrative fees, which were not included in the opening balance sheet as they did not represent future cash flows as of March 10, 2021, and thus, are not amortized to revenue for the Acquired Portfolio. The acquisition-related adjustments related to the unearned MDR and annual and administrative fees will decline each quarter with the Acquired Portfolio and will be fully amortized by the end of the first quarter of 2022.

From a product perspective, Revolving LOC revenue for the three months ended December 31, 2021 increased $22.5 million, or 35.6%, year over year, primarily driven by growth in Canada Direct Lending revenue of $12.0 million, or 37.5%, and Canada POS lending of $13.7 million, partially offset by a decline in U.S. revenue of $3.2 million, or 10.3%. Excluding the effects of the Runoff Portfolios, U.S. Revolving LOC revenue increased $2.0 million, or 8.1%, for the three months ended December 31, 2021 compared to the prior-year period.

For the three months ended December 31, 2021, Installment revenue decreased $4.0 million, or 3.2%, compared to the prior-year period. Excluding the Runoff Portfolios, Installment revenue increased $8.7 million, or 8.3%, for the three months ended December 31, 2021 compared to the prior-year period.

Ancillary revenue increased $3.7 million, or 23.4%, versus the prior-year period, primarily due to the sale of insurance products to Revolving LOC and Installment loan customers in Canada.

The following table summarizes revenue by product, including CSO fees, for the period indicated:

	For the Year Ended
	December 31, 2021					December 31, 2020
(in thousands, unaudited)	U.S.	Canada Direct Lending	Canada POS Lending	Total	% of Total	U.S.	Canada Direct Lending	Canada POS Lending	Total	% of Total
Revolving LOC	$ 106,302	$ 156,000	$ 32,289	$ 294,591	36.0%	$ 134,449	$ 115,053	$ —	$ 249,502	29.4%
Installment	405,409	43,735	—	449,144	54.9%	489,057	49,628	—	538,685	63.6%
Ancillary	14,251	57,304	2,553	74,108	9.1%	15,018	44,191	—	59,209	7.0%
Total revenue	$ 525,962	$ 257,039	$ 34,842	$ 817,843	100.0%	$ 638,524	$ 208,872	$ —	$ 847,396	100.0%

For the year ended December 31, 2021, total revenue declined $29.6 million, or 3.5%, to $817.8 million, compared to the prior year. Excluding Runoff Portfolios, total revenue for the year ended December 31, 2021 increased $33.7 million, or 4.6%, compared to the prior year. Geographically, U.S. revenues declined 17.6% year over year (9.5% excluding Runoff Portfolios) largely due to COVID-19 Impacts, while Canada Direct Lending revenues increased 23.1% due to the continued popularity and growth of Revolving LOC loans. For the year ended December 31, 2021, Canada POS Lending revenue was $34.8 million, inclusive of acquisition-related adjustments which reduced total revenue by $7.5 million.

As described above, certain acquisition-related adjustments related to the amortization of the fair value discount on acquired loans receivable increased Canada POS Lending revenue and net revenue for the year ended December 31, 2021 by $6.6 million and $0.2 million, respectively. For the year ended December 31, 2021, Canada POS Lending revenue and net revenue were both lower by $14.1 million compared to what would have been reported if the unearned MDR and fees had been recognized over the expected life of the Acquired Portfolio.

From a product perspective, Revolving LOC revenues increased $45.1 million, or 18.1%, compared to the prior year, primarily due to growth in Canada Direct Lending revenue of $40.9 million, or 35.6%, and Canada POS Lending of $32.3 million, partially offset by declines in U.S. revenue of $28.1 million, or 20.9%. Excluding Runoff Portfolios, U.S. Revolving LOC revenue decreased $1.6 million, or 1.6%, for the year ended December 31, 2021 compared to the prior year.

For the year ended December 31, 2021, Installment revenues decreased $89.5 million, or 16.6%, compared to the prior year. Excluding Runoff Portfolios, Installment revenue decreased $52.9 million, or 11.6%, primarily as a result of COVID-19 related constraints on demand and the continued shift to Revolving LOC loans.

Ancillary revenues increased $14.9 million, or 25.2%, versus the prior year from the sale of insurance products to Revolving LOC and Installment loan customers in Canada.

The following table presents online revenue and online transaction compositions, including CSO fees, of the products and services that we currently offer within the U.S., excluding Heights, and Canada Direct Lending segments:

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Online revenue as a percentage of consolidated revenue	50.5%	50.9%	50.5%	48.5%
Online transactions as a percentage of consolidated transactions	61.5%	58.5%	60.8%	54.7%

Online revenue as a percentage of consolidated revenue was stable for the three months ended December 31, 2021 compared to the prior-year period. For the year ended December 31, 2021, online revenue as a percentage of consolidated revenue increased as a result of our store closures during the second and third quarters of 2021, as well as the continued transition of customers to our online channel.

Consolidated Loans Receivable

The following table reconciles Company Owned gross loans receivable, a GAAP-basis balance sheet measure, to Gross combined loans receivable, a non-GAAP measure(1). Gross combined loans receivable includes loans originated by third-party lenders through CSO programs, which are not included in the Consolidated Financial Statements but from which we earn revenue by providing a guarantee to the unaffiliated lender.

		As of
(in thousands, unaudited)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
U.S.
Revolving LOC	$ 52,532	$ 51,196	$ 47,277	$ 43,387	$ 55,561
Installment - Company Owned	609,413	137,987	139,234	142,396	167,890
Canada Direct Lending
Revolving LOC	402,405	366,509	337,700	319,307	303,323
Installment	24,792	24,315	23,564	24,385	26,948
Canada POS Lending
Revolving LOC	459,176	302,349	221,453	201,539	—
Company Owned gross loans receivable	$ 1,548,318	$ 882,356	$ 769,228	$ 731,014	$ 553,722
Gross loans receivable Guaranteed by the Company	46,317	43,422	37,093	32,439	44,105
Gross combined loans receivable (1)	$ 1,594,635	$ 925,778	$ 806,321	$ 763,453	$ 597,827
(1) See "Non-GAAP Financial Measures" at the end of this release for definition and more information.

Gross combined loans receivable increased $996.8 million, or 166.7%, to $1,594.6 million as of December 31, 2021, from $597.8 million as of December 31, 2020. Gross combined loans receivables as of December 31, 2021 included $196.1 million and approximately $472 million of receivables acquired on the date of acquisition of Flexiti and Heights, respectively. Canada POS Lending has continued to grow rapidly throughout the year, particularly beginning in July 2021 with Flexiti beginning its exclusive POS financing partnership with LFL Group. In addition, the holiday season drove $114.4 million of Canada POS Lending loan growth in November and December. Excluding loans acquired on March 10, 2021 and December 27, 2021, gross combined loans receivables increased $329.0 million, or 41.4%, primarily driven by Canada Direct Lending growth of $96.9 million, or 29.3%. U.S. gross combined loans receivable, excluding Heights, decreased $30.9 million, or 11.6%, primarily due to (i) COVID-19 Impacts and (ii) the aforementioned Runoff Portfolios. Excluding Runoff Portfolios and gross loans receivables acquired with Heights, U.S. gross combined loans receivable grew $24.3 million, or 12.6%.

Sequentially, gross combined loans receivable increased $668.9 million, or 72.2%. Geographically, U.S. grew sequentially by $475.7 million, or 204.5%, as a result of our acquisition of Heights, which accounted for approximately $472 million of loans receivable as of December 31, 2021. Canada grew sequentially by $193.2 million, or 27.9%, primarily driven by Canada POS Lending growth of $156.8 million, or 51.9%, and Canada Direct Lending Revolving LOC growth of $35.9 million, or 9.8%. Excluding Heights, gross combined loans receivable increased $197.2 million, or 21.3%, sequentially, as consumer demand increased in the fourth quarter. Gross combined loans receivable performance by product and segment is described further in the following sections.

Results of Consolidated Operations
Beginning December 31, 2021, we changed our presentation of operating expenses on our Statements of Operations. The December 31, 2020 presentation has been revised to conform to the current year presentation. Refer to the comparison of "Three Months Ended December 31, 2021 and 2020" below for a description of expenses included within each operating expense line item.
Consolidated Statements of Operations

(in thousands, unaudited)	Three Months Ended December 31,				Year Ended December 31,
	2021	2020	Change $	Change %	2021	2020	Change $	Change %
Revenue	$ 224,319	$ 202,078	$ 22,241	11.0%	$ 817,843	$ 847,396	($ 29,553)	(3.5)%
Provision for losses	93,640	69,832	23,808	34.1%	245,668	288,811	(43,143)	(14.9)%
Net revenue	130,679	132,246	(1,567)	(1.2)%	572,175	558,585	13,590	2.4%
Operating Expenses
Salaries and benefits	61,762	52,578	9,184	17.5%	237,109	196,817	40,292	20.5%
Occupancy	13,698	14,870	(1,172)	(7.9)%	55,559	57,271	(1,712)	(3.0)%
Advertising	13,938	12,158	1,780	14.6%	38,762	44,552	(5,790)	(13.0)%
Direct operations	19,504	11,119	8,385	75.4%	60,056	46,893	13,163	28.1%
Depreciation and amortization	7,270	4,186	3,084	73.7%	26,955	17,498	9,457	54.0%
Other operating expense	25,836	12,351	13,485	109.2%	74,682	47,048	27,634	58.7%
Total operating expenses	142,008	107,262	34,746	32.4%	493,123	410,079	83,044	20.3%
Other expense (income)
Interest expense	28,550	18,691	9,859	52.7%	97,334	72,709	24,625	33.9%
Income from equity method investment	(2,982)	(1,893)	(1,089)	57.5%	(3,658)	(4,546)	888	(19.5)%
Gain from equity method investment	—	—	—	#	(135,387)	—	(135,387)	#
Loss on extinguishment of debt	—	—	—	#	40,206	—	40,206	#
Total other expense (income)	25,568	16,798	8,770	52.2%	(1,505)	68,163	(69,668)	#
(Loss) income from continuing operations before income taxes	(36,897)	8,186	(45,083)	#	80,557	80,343	214	0.3%
(Benefit) provision for incomes taxes	(8,018)	3,712	(11,730)	#	21,223	5,895	15,328	#
Net (loss) income from continuing operations	(28,879)	4,474	(33,353)	#	59,334	74,448	(15,114)	(20.3)%
Net income from discontinued operations, net of tax	—	—	—	#	—	1,285	(1,285)	#
Net (loss) income	($ 28,879)	$ 4,474	($ 33,353)	#	$ 59,334	$ 75,733	($ 16,399)	(21.7)%
# - Variance greater than 100% or not meaningful

Reconciliation of Net (Loss) Income from Continuing Operations and Diluted (Loss) Earnings per Share to Adjusted Net (Loss) Income and Adjusted Diluted (Loss) Earnings per Share, non-GAAP measures

(in thousands, except per share data, unaudited)	Three Months Ended December 31,				For the Year Ended December 31,
	2021	2020	Change $	Change %	2021	2020	Change $	Change %
Net (loss) income from continuing operations	($ 28,879)	$ 4,474	($ 33,353)	#	$ 59,334	$ 74,448	($ 15,114)	(20.3)%
Adjustments:
Restructuring costs (1)	1,303	—			12,717	—
Legal and other costs (2)	1,764	146			2,134	2,925
Income from equity method investment (3)	(2,982)	(1,893)			(3,658)	(4,546)
Gain from equity method investment (4)	—	—			(135,387)	—
Transaction costs (5)	8,924	2,014			15,406	2,737
Acquisition-related adjustments (6)	4,162	—			13,949	—
Change in fair value of contingent consideration (7)	2,384	—			6,209	—
Loss on extinguishment of debt (8)	—	—			42,262	—
Share-based compensation (9)	3,828	3,014			13,976	12,910
Intangible asset amortization (10)	1,811	705			6,282	2,951
Canada GST adjustment (11)	—	—			—	2,160
Income tax valuations (12)	—	—			—	(3,472)
Impact of tax law changes (13)	—	—			—	(11,251)
Cumulative tax effect of adjustments (14)	(4,603)	96			8,455	(4,534)
Adjusted Net (Loss) Income	($ 12,288)	$ 8,556	($ 20,844)	#	$ 41,679	$ 74,328	($ 32,649)	(43.9)%

Net (loss) income from continuing operations	($ 28,879)	$ 4,474			$ 59,334	$ 74,448
Diluted Weighted Average Shares Outstanding	40,254	42,579			43,143	42,091
Adjusted Diluted Average Shares Outstanding	42,389	42,579			43,143	42,091
Diluted (Loss) Earnings per Share from continuing operations	($ 0.72)	$ 0.11	($ 0.83)	#	$ 1.38	$ 1.77	($ 0.39)	(22.0)%
Per Share impact of adjustments to Net income from continuing operations	0.43	0.09			(0.41)	—
Adjusted Diluted (Loss) Earnings per Share	($ 0.29)	$ 0.20	($ 0.49)	(245.0)%	$ 0.97	$ 1.77	($ 0.80)	(45.2)%
Note: Footnotes follow Reconciliation of Net (loss) income table on the next page

Reconciliation of Net (Loss) Income from Continuing Operations to EBITDA and Adjusted EBITDA, Non-GAAP Measures

	Three Months Ended December 31,				For the Year Ended December 31,
(in thousands, unaudited)	2021	2020	Change $	Change %	2021	2020	Change $	Change %
Net (loss) income from continuing operations	($ 28,879)	$ 4,474	($ 33,353)	#	$ 59,334	$ 74,448	($ 15,114)	(20.3)%
(Benefit) provision for income taxes	(8,018)	3,712	(11,730)	#	21,223	5,895	15,328	#
Interest expense	28,550	18,691	9,859	52.7%	97,334	72,709	24,625	33.9%
Depreciation and amortization	7,270	4,186	3,084	73.7%	26,955	17,498	9,457	54.0%
EBITDA	(1,077)	31,063	(32,140)	#	204,846	170,550	34,296	20.1%
Restructuring costs (1)	1,303	—			12,717	—
Legal and other costs (2)	1,764	146			2,134	2,925
Income from equity method investment (3)	(2,982)	(1,893)			(3,658)	(4,546)
Gain from equity method investment (4)	—	—			(135,387)	—
Transaction costs (5)	7,258	2,014			13,740	2,737
Acquisition-related adjustments (6)	4,162	—			13,949	—
Change in fair value of contingent consideration (7)	2,384	—			6,209	—
Loss on extinguishment of debt (8)	—	—			40,206	—
Share-based compensation (9)	3,828	3,014			13,976	12,910
Canada GST adjustment (11)	—	—			—	2,160
Other adjustments (15)	(95)	(12)			(487)	627
Adjusted EBITDA	$ 16,545	$ 34,332	($ 17,787)	(51.8)%	$ 168,245	$ 187,363	($ 19,118)	(10.2)%
Adjusted EBITDA Margin	7.4%	17.0%			20.6%	22.1%
# - Change greater than 100% or not meaningful

(1)	Restructuring costs for the three months and year ended December 31, 2021 resulted from U.S. store closures and consisted of (i) severance costs for store employees, (ii) lease termination costs, and (iii) accelerated depreciation, partially offset by the net write-off of right-of-use ("ROU") assets and lease liabilities.
(2)
Legal and other costs for the three months and year ended December 31, 2021 primarily related to fees incurred in certain legal matters in which CURO was the plaintiff. No further costs are expected for that case.

Legal and other costs for the three months and year ended December 31, 2020 included (i) settlement costs related to certain legal matters (ii) costs for certain securities litigation and related matters and (iii) severance costs for certain corporate employees separate from restructuring costs.

(3)	The amount reported is our share of Katapult's U.S. GAAP net income, recognized on a one quarter lag.
(4)
During the year ended December 31, 2021, we recorded a gain on our investment in Katapult of $135.4 million. The gain represents cash we received, net of the basis of our investment in Katapult, upon the completion of the business combination between Katapult and FinServ.

(5)
Transaction costs for the year ended December 31, 2021 in determining AEBITDA and ANI relate to (i) our Heights acquisition in December 2021, (ii) our Flexiti acquisition in March 2021, and (iii) the Katapult and FinServ business combination in June 2021. Transaction costs in determining ANI for the year ended December 31, 2021 also included prepayment fees of $1.7 million for our Non-Recourse Flexiti SPE Facility in connection to the signing of the Non-Recourse Flexiti Securitization Facility in December 2021.

Transaction costs for the year ended December 30, 2020 relate to the acquisition of Ad Astra and legal and advisory costs related to the Flexiti acquisition.

(6)	During the three months and year ended December 31, 2021, $4.2 million and $13.9 million, respectively, of acquisition-related adjustments relate to the acquired Flexiti loan portfolio as of March 10, 2021. Refer to "Consolidated Revenue by Product and Segment" for additional details.
(7)	In connection with our acquisition of Flexiti, we recorded a $2.4 million and $6.2 million adjustment related to the fair value of the contingent consideration for the three months and year ended December 31, 2021, respectively.
(8)	On July 30, 2021, we entered into new 7.50% Senior Secured Notes due 2028, which were used on August 12, 2021 to extinguish the 8.25% Senior Secured Notes due 2025. During the year ended December 31, 2021, $40.2 million from the loss on the extinguishment of debt in determining Adjusted EBITDA was due to the early redemption of the 8.25% Senior Secured Notes due 2025. An additional $2.1 million of interest was incurred for the year ended December 31, 2021 in determining Adjusted Net income, which represents interest on the 8.25% Senior Secured Notes due 2025 for the period between July 30, 2021 and August 12, 2021. This is the period during which the 8.25% Senior Secured Notes and 7.50% Senior Secured Notes were both outstanding.
(9)	The estimated fair value of share-based awards was recognized as non-cash compensation expense on a straight-line basis over the vesting period.
(10)
Intangible asset amortization in the determining ANI for the year ended December 31, 2021 primarily included amortization of identifiable intangible assets established in connection with the acquisition of Flexiti.

(11)
We received a Notice of Adjustment from Canadian tax authority auditors in the second quarter 2020 related to the treatment of certain expenses in prior years for purposes of calculating the Goods and Services Tax ("GST") due.

(12)
During the year ended December 31, 2020, a Texas court ruling related to the apportionment of income to the state for an unrelated company resulted in a change in estimate regarding the realization of a tax benefit previously taken. Accordingly, we recorded a $1.1 million liability for our estimated exposure related to this position, which was settled in April 2021. Also in the year ended December 31, 2020, we released a $4.6 million valuation allowance related to Net Operating Losses ("NOLs") for certain entities in Canada.

(13)	On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act ("CARES Act") was enacted by the U.S. Federal government in response to the COVID-19 pandemic. The CARES Act, among other things, allows NOLs incurred in 2018, 2019 and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. For the year ended December 31, 2020, we recorded an income tax benefit of $11.3 million related to the carryback of NOL from tax years 2018 and 2019.
(14)
Cumulative tax effect of adjustments included in Reconciliation of Net (loss) income from continuing operations Adjusted Net (Loss) Income table is calculated using the estimated incremental tax rate by country.

(15)	Other adjustments primarily reflect the intercompany foreign-currency exchange impact.

For the Three Months Ended December 31, 2021 and 2020

Revenue and Net Revenue
For a discussion of revenue, see "Consolidated Revenue by Product and Segment" above.

Provision for losses increased by $23.8 million, or 34.1%, for the three months ended December 31, 2021 compared to the prior-year period, primarily driven by upfront provisioning on rapid customer growth late in the quarter in Canada POS Lending and higher past-due rates and NCO rates year over year in Canada Direct Lending. Refer to "Loan Volume and Portfolio Performance Analysis" and "Segment Analysis" sections below for additional details.

Operating Expenses

Salaries and benefits, which consist of salaries and personnel-related costs, including benefits, bonuses and share-based compensation expense, were $61.8 million for the three months ended December 31, 2021, an increase of $9.2 million, or 17.5%, compared to the prior-year period. Excluding costs associated with Canada POS Lending, salaries and benefits increased $3.1 million, or 5.9%, primarily due to timing and level of performance-based variable compensation.

Occupancy costs, which include rent expense on our leased facilities and equipment, utilities, insurance and certain maintenance expenses, were $13.7 million for the three months ended December 31, 2021, a decrease of $1.2 million, or 7.9%, compared to the prior-year period. Excluding costs associated with Canada POS Lending, occupancy costs decreased $1.4 million, or 9.5%, primarily due to store closures in the U.S. during the second and third quarters of 2021.

Advertising costs increased $1.8 million, or 14.6%, year over year in response to product demand changes. Excluding costs associated with Canada POS Lending, advertising costs increased $1.0 million, or 8.1%. The prior year was influenced by COVID-19 Impacts and pandemic-induced lockdowns.

Direct operations, which include all expenses associated with the direct operations and technology infrastructure related to loan underwriting, collections and processing, were $19.5 million for the three months ended December 31, 2021, an increase of $8.4 million, or 75.4%, compared to the prior-year period. Excluding costs associated with Canada POS Lending, direct operations increased $1.6 million, or 14.2%, primarily due to higher consumer demand year over year, resulting in higher collection and processing costs.

Depreciation and amortization expense for the three months ended December 31, 2021 increased $3.1 million, or 73.7%, compared to the prior-year period. Excluding costs associated with Canada POS Lending, depreciation and amortization expense decreased $0.2 million, or 5.4%. primarily due store closures in the U.S. during the second and third quarters of 2021.

Other operating expenses, which include office expenses, legal and professional fees, and certain store closure costs, were $25.8 million for the three months ended December 31, 2021, an increase of $13.5 million, or 109.2%, compared to the prior-year period. Excluding costs associated with Canada POS Lending, other operating expenses increased $9.2 million, or 74.6%, primarily driven by (i) $7.3 million of transaction costs related to our acquisition of Heights in the fourth quarter of 2021 and (ii) $1.0 million of certain store closure costs in the U.S., as further described in "Segment Analysis" below.

Other Expense (Income)

Interest Expense

Interest expense for the three months ended December 31, 2021 increased $9.9 million, or 52.7%, compared to the prior-year period, primarily related to (i) interest on debt acquired with the acquisition of Flexiti, (ii) interest expense associated with our additional $250.0 million issuance of our 7.50% Senior Secured Notes, and (iii) higher year-over-year interest on our Non-Recourse U.S. SPV Facility.

Equity Method Investment

We account for our investment in Katapult using the equity method of accounting. The investment is included in "Investments in Katapult" on the Consolidated Balance Sheet. Our share of Katapult's earnings was $3.0 million for the three months ended December 31, 2021, which we recognize on a one-quarter lag. Those earnings included a gain from revaluing Katapult's public and private warrant liability. During the fourth quarter of 2021, we purchased an additional 2.6 million of Katapult's common stock for $10.0 million, which increased our ownership in Katapult from 19.3% to 25.2% on a fully diluted basis assuming full pay-out of earn-out shares as of December 31, 2021.

Provision for Income Taxes

The effective income tax rate for the three months ended December 31, 2021 was 21.7%. The effective income tax rate was lower than the blended federal and state/provincial statutory rate of approximately 26%, primarily as a result of proportionally more losses in lower-tax rate jurisdictions. In addition, we recorded an income tax benefit for share-based compensation of $0.6 million. These benefits were offset by nondeductible expenses related to the change in fair value of contingent consideration of $0.6 million and nondeductible transaction costs of $0.9 million. The effective income tax rate of adjusted tax expense included in Adjusted Net Loss for the three months ended December 31, 2021, was 21.7%.

For the Year Ended December 31, 2021 and 2020

Revenue and Net Revenue

For a discussion of revenue, see "Consolidated Revenue by Product and Segment" above.

Provision for losses decreased by $43.1 million, or 14.9%, for the year ended December 31, 2021 compared to the prior year. The decrease in provision for losses was primarily a result of lower average loan balances in the U.S. and multiple rounds of U.S. government stimulus associated with COVID-19, partially offset by provisioning on Canada Direct Lending growth and upfront loss provisioning on rapid customer receivables growth late in the quarter in Canada POS Lending. Refer to "Loan Volume and Portfolio Performance Analysis" and "Segment Analysis" sections below for additional details.

Operating Expenses

Salaries and benefits were $237.1 million for the year ended December 31, 2021, an increase of $40.3 million, or 20.5%, compared to the prior year. Excluding costs associated with Canada POS Lending, salaries and benefits increased $25.8 million, or 13.1%, primarily due to timing and level of performance-based variable compensation and personnel investments to support Canada Direct Lending growth.

Occupancy costs were $55.6 million for the year ended December 31, 2021, a decrease of $1.7 million, or 3.0%, compared to the prior year. Excluding costs associated with Canada POS Lending, occupancy costs decreased $2.2 million, or 3.9%, primarily due to store closures in the U.S. during the second and third quarters of 2021.

Advertising costs decreased $5.8 million, or 13.0% year over year, and $7.1 million, or 15.9%, excluding Canada POS Lending. The prior-year period included costs for Verge Installment loans which have since been suspended, as described further in "Segment Analysis" below.

Direct operations were $60.1 million for the year ended December 31, 2021, an increase of $13.2 million, or 28.1%, compared to the prior year. Excluding costs associated with Canada POS Lending, direct operations decreased $1.2 million, or 2.6%, primarily driven by lower collection fees in the U.S. due to lower year over year demand and multiple rounds of significant U.S. government stimulus associated with the COVID-19 pandemic.

Depreciation and amortization expense increased $9.5 million, or 54.0%, year over year. Excluding costs associated with Canada POS Lending, depreciation and amortization expense decreased $1.0 million, or 5.6%, primarily driven by our store closures in the U.S. during the second and third quarters of 2021.

Other operating expenses were $74.7 million for the year ended December 31, 2021, an increase of $27.6 million, or 58.7%, compared to the prior year. Excluding costs associated with Canada POS Lending, other operating expenses increased $17.8 million, or 37.9%, primarily due to (i) $13.7 million of transaction costs related to our acquisition of Flexiti in March 2021, our acquisition of Heights in December 2021, and the Katapult and FinServ merger in June 2021, and (ii) $8.8 million of certain restructuring costs related to our second and third quarter store closures in the U.S..

Other Expense (Income)

Interest Expense

Interest expense for the year ended December 31, 2021 increased $24.6 million, or 33.9%, primarily related to (i) interest on debt acquired as part of the acquisition of Flexiti, (ii) higher year-over-year interest on our Non-Recourse U.S. SPV Facility, and (iii) interest expense associated with the additional issuance of our 7.50% Senior Secured Notes. An additional $2.1 million of interest was incurred for the year ended December 31, 2021, which represents interest on the 8.25% Senior Secured Notes for the period between July 30, 2021 and August 12, 2021. This is the period during which both the 8.25% Senior Secured Notes and 7.50% Senior Secured Notes were outstanding.

Equity Method Investment

We recognize our share of Katapult’s earnings or loss on a one-quarter lag. Our share of Katapult's earnings was $3.7 million for the year ended December 31, 2021, which included a gain from revaluing Katapult's public and private warrant liability. During the fourth quarter of 2021, we purchased an additional 2.6 million of Katapult's common stock for $10.0 million, which increased our ownership in Katapult from 19.3% to 25.2% on a fully diluted basis assuming full pay-out of earn-out shares as of December 31, 2021.

On June 9, 2021, Katapult completed its merger with FinServ. As part of the merger, we received cash consideration of $146.9 million and retained ownership through shares after the merger. As of December 31, 2021, our total cash investment in Katapult is $37.6 million.

Loss on Extinguishment of Debt

Loss on extinguishment of debt for the year ended December 31, 2021 was due to the redemption of the 8.25% Senior Secured Notes.

Provision for Income Taxes

The effective income tax rate for the year ended December 31, 2021 was 26.3%, consistent with the blended federal and state/provincial statutory rate of approximately 26%. The income tax expense includes nondeductible expense items related to the change in fair value of contingent consideration of $1.6 million, and nondeductible transaction costs of $1.2 million, partially offset by proportionally more net income in lower-tax rate jurisdictions, driven by the gain on the Katapult transaction of $146.9 million in the second quarter of 2021 and the loss on extinguishment of debt of $40.2 million in the third quarter of 2021.

Additionally, income tax expense includes the release of a valuation allowance of $0.4 million due to our share of Katapult's income, tax benefits related to share-based compensation of $0.8 million, $0.2 million tax expense of additional Texas accrual for 2020 due to the settlement of 2013 to 2019 Texas returns, and a tax benefit of $0.9 million for the recognition of research and development tax credit.

The effective income tax rate of adjusted tax expense included in Adjusted Net Income for the year ended December 31, 2021 was 23.5%.

Segment Analysis

The following is a summary of portfolio performance and results of operations for the segment and period indicated (all periods unaudited except for Q4 2020).

U.S. Portfolio Performance

On December 27, 2021, we acquired Heights which accounted for approximately $472 million of U.S. Installment loans as of December 31, 2021. As the period between December 27, 2021 and December 31, 2021 did not result in material loan performance, we have excluded Heights from the table and related analysis below for the fourth quarter of 2021.

(in thousands, except percentages)	Q4 2021	Q3 2021	Q2 2021	Q1 2021	Q4 2020
Gross combined loans receivable (1)
Revolving LOC	$ 52,532	$ 51,196	$ 47,277	$ 43,387	$ 55,561
Installment loans - Company Owned	137,782	137,987	139,234	142,396	167,890
Total U.S. Company Owned gross loans receivable	190,314	189,183	186,511	185,783	223,451
Installment loans - Guaranteed by the Company (2)	46,317	43,422	37,093	32,439	44,105
Total U.S. gross combined loans receivable (1)	$ 236,631	$ 232,605	$ 223,604	$ 218,222	$ 267,556

Lending Revenue:
Revolving LOC	$ 27,911	$ 27,377	$ 24,091	$ 26,923	$ 31,111
Installment loans - Company Owned	56,820	57,659	55,918	64,516	68,927
Installment loans - Guaranteed by the Company (2)	47,348	43,377	34,908	41,425	42,972
Total U.S. lending revenue	$ 132,079	$ 128,413	$ 114,917	$ 132,864	$ 143,010

Lending Provision:
Revolving LOC	$ 11,592	$ 8,140	$ 6,621	$ 5,039	$ 11,583
Installment loans - Company Owned	18,618	16,792	14,048	11,159	24,629
Installment loans - Guaranteed by the Company (2)	25,967	23,146	12,583	9,648	22,621
Total U.S. lending provision	$ 56,177	$ 48,078	$ 33,252	$ 25,846	$ 58,833

Lending Net Revenue
Revolving LOC	$ 16,319	$ 19,237	$ 17,470	$ 21,884	$ 19,528
Installment loans - Company Owned	38,202	40,867	41,870	53,357	44,298
Installment loans - Guaranteed by the Company (2)	21,381	20,231	22,325	31,777	20,351
Total U.S. lending net revenue	$ 75,902	$ 80,335	$ 81,665	$ 107,018	$ 84,177

NCOs
Revolving LOC	$ 11,481	$ 8,329	$ 7,271	$ 9,904	$ 12,500
Installment loans - Company Owned	19,664	19,548	18,617	17,313	19,620
Installment loans - Guaranteed by the Company (2)	26,065	21,404	12,044	12,150	21,590
Total U.S. NCOs	$ 57,210	$ 49,281	$ 37,932	$ 39,367	$ 53,710

NCO rate (3)
Revolving LOC	22.1%	16.9%	16.0%	20.0%	22.3%
Installment loans - Company Owned	14.3%	14.1%	13.2%	11.2%	12.4%
Total U.S. Company Owned NCO rate	16.4%	14.8%	13.9%	13.3%	15.0%
Installment loans - Guaranteed by the Company (2)	58.1%	53.2%	34.6%	31.7%	51.5%
Total U.S. NCO rate	24.4%	21.6%	17.2%	16.2%	21.0%

Allowance for loan losses ("ALL") and CSO Liability for Losses (4)
Revolving LOC	$ 13,591	$ 13,480	$ 13,669	$ 14,319	$ 19,185
Installment loans - Company Owned	17,445	18,491	21,246	25,815	31,971

(in thousands, except percentages)	Q4 2021	Q3 2021	Q2 2021	Q1 2021	Q4 2020
Installment loans - Guaranteed by the Company (2)	6,908	7,007	5,265	4,727	7,228
Total U.S. ALL and CSO Liability for Losses	$ 37,944	$ 38,978	$ 40,180	$ 44,861	$ 58,384

ALL and CSO Liability for Losses rate (5)
Revolving LOC	25.9%	26.3%	28.9%	33.0%	34.5%
Installment loans - Company Owned	12.7%	13.4%	15.3%	18.1%	19.0%
Total U.S. Company Owned ALL rate	16.3%	16.9%	18.7%	21.6%	22.9%
Installment loans - Guaranteed by the Company (2)	14.9%	16.1%	14.2%	14.6%	16.4%
Total ALL and CSO Liability for Losses rate	16.0%	16.8%	18.0%	20.6%	21.8%

Past-due rate (5)
Revolving LOC	30.5%	30.5%	26.6%	26.3%	30.7%
Installment loans - Company Owned	19.4%	20.1%	18.7%	18.0%	19.0%
Total U.S. Company Owned past-due rate	22.5%	22.9%	20.7%	19.9%	21.9%

Installment loans - Guaranteed by the Company (2)	17.7%	19.8%	17.4%	12.8%	14.1%

(1) Non-GAAP measure. For a description of each non-GAAP metric, see "Non-GAAP Financial Measures."
(2) Includes loans originated by third-party lenders through CSO programs. Installment gross loans receivable Guaranteed by the Company are not included in the Consolidated Financial Statements.
(3) We calculate NCO rate as total NCOs divided by Average gross loans receivables.
(4) We report ALL as a contra-asset reducing gross loans receivable and the CSO Liability for Losses as a liability on the Consolidated Balance Sheets.
(5) We calculate (i) ALL and CSO Liability for losses rate and (ii) past-due rate as the respective totals divided by gross loans receivable at each respective quarter end.

U.S. Net Revenue

U.S. revenues, excluding Heights, decreased by $11.3 million, or 7.7%, to $135.3 million, compared to the prior-year period for the three months ended December 31, 2021, primarily as a result of the COVID-19 Impacts on gross combined loans receivable and Runoff Portfolios due to regulatory changes. See the loan performance discussions below for further details. Excluding Runoff Portfolios, U.S. revenues increased $6.6 million, or 5.4%.

The provision for losses decreased $2.2 million, or 3.8%, year over year, primarily as a result of sustained favorable NCO rates and stable past-due rates since the onset of COVID-19. U.S. past-due rates, including for loans Guaranteed by the Company, increased by 90 bps, or 4.5%, year over year, but improved 75 bps, or 3.4%, sequentially. For the three months ended December 31, 2021, the U.S. NCO rate increased 340 bps, or 16.4%, year over year, and increased 280 bps, or 12.9%, sequentially, primarily due to loan growth, and a mix shift in customer and origination channel.

U.S. Revolving LOC loan performance

U.S. Revolving LOC loan balances as of December 31, 2021 decreased $3.0 million, or 5.5%, compared to the prior year, resulting in a related revenue decrease of $3.2 million, or 10.3%, primarily due to the runoff of Virginia Revolving LOC loans. Excluding the Runoff Portfolios, U.S. Revolving LOC gross loans receivable increased $3.8 million, or 8.2%, year over year, and related revenue increased $2.0 million, or 8.1%. Sequentially, U.S. Revolving LOC loan balances increased $1.3 million, or 2.6%. The Revolving LOC allowance coverage decreased year over year from 34.5% to 25.9% for the three months ended December 31, 2021. The decrease was due to stable past-due rates, a decline in troubled debt restructuring ("TDR") loans as a percentage of total gross loans receivable and sustained favorable NCO trends during 2021. For the three months ended December 31, 2021, NCO rates improved from 22.3% to 22.1% year over year and past-due rates improved from 30.7% to 30.5%.

U.S. Installment loan performance - Company Owned

U.S. Installment loan balances as of December 31, 2021 decreased $30.1 million, or 17.9%, year over year and revenue decreased $12.1 million, or 17.6%, compared to the prior year, primarily due to COVID-19 Impacts and Runoff Portfolios. Excluding the Runoff Portfolios, U.S. Installment loans increased $18.3 million, or 17.9%, year over year, and related revenue increased $0.5 million, or 1.1%. The Installment loans allowance coverage decreased from 19.0% in the prior year to 12.7% as of December 31, 2021, largely due to the aforementioned Runoff Portfolios, stable past-due rates and sustained favorable NCO rates. Sequentially, allowance coverage decreased from 13.4% to 12.7% as a result of lower past-due loans and stable NCOs.

We launched Verge Installment loans originated by Stride Bank in the fourth quarter of 2019 and executed pilot programs in several states. After testing various offers, rates, terms and approval criteria, Stride informed us in the first quarter of 2021 that it planned to focus on near-prime loans as they represented a larger addressable market and offered greater opportunity to scale. As a result, Stride discontinued new Verge Credit loans in April 2021. Verge loan balances totaled $6.2 million as of December 31, 2021. We expect to continue to see an orderly runoff of these balances over approximately the next 15 months.

U.S. Installment loan performance - Guaranteed by the Company

U.S. Installment loans Guaranteed by the Company increased $2.2 million, or 5.0%, year over year and increased $2.9 million, or 6.7%, sequentially. The CSO liability for losses rate decreased from 16.4% to 14.9% year over year due to sustained favorable NCO rates since the onset of COVID-19. Sequentially, the CSO liability for losses coverage decreased from 16.1% to 14.9% for the three months ended December 31, 2021 as a result of lower past-due rates. For the three months ended December 31, 2021, the past-due rate improved sequentially from 19.8% to 17.7%. The NCO rate for U.S. Installment loans Guaranteed by the Company increased 660 bps, or 12.8%, year over year, and increased 490 bps, or 9.3%, sequentially, primarily due to loan growth, and new customer, channel mix and seasonality.

Following is a summary of results of operations for the U.S. segment for the periods indicated.

U.S. Results of Operations

	Three Months Ended December 31,				For the Year Ended December 31,
(dollars in thousands, unaudited)	2021	2020 (1)	Change $	Change %	2021	2020 (1)	Change $	Change %
Revenue	$ 139,002	$ 146,588	($ 7,586)	(5.2)%	$ 525,962	$ 638,524	($ 112,562)	(17.6)%
Provision for losses	57,925	59,108	(1,183)	(2.0)%	166,033	230,164	(64,131)	(27.9)%
Net revenue	81,077	87,480	(6,403)	(7.3)%	359,929	408,360	(48,431)	(11.9)%
Operating expenses
Salaries and benefits	42,641	40,656	1,985	4.9%	170,508	151,344	19,164	12.7%
Occupancy	7,732	9,292	(1,560)	(16.8)%	32,565	35,814	(3,249)	(9.1)%
Advertising	11,696	11,083	613	5.5%	33,223	40,702	(7,479)	(18.4)%
Direct operations	9,785	9,087	698	7.7%	35,899	39,112	(3,213)	(8.2)%
Depreciation and amortization	2,851	3,078	(227)	(7.4)%	12,005	12,992	(987)	(7.6)%
Other operating expense	18,380	10,245	8,135	79.4%	54,508	35,357	19,151	54.2%
Total operating expenses	93,085	83,441	9,644	11.6%	338,708	315,321	23,387	7.4%
Other expense (income)
Interest expense	19,366	16,347	3,019	18.5%	72,543	63,413	9,130	14.4%
Income from equity method investment	(2,982)	(1,893)	(1,089)	57.5	(3,658)	(4,546)	888	(19.5)%
Gain from equity method investment	—	—	—	#	(135,387)	—	(135,387)	#
Loss on extinguishment of debt	—	—	—	#	40,206	—	40,206	#
Total other expense (income)	16,384	14,454	1,930	13.4%	(26,296)	58,867	(85,163)	#
Segment operating (loss) income	(28,392)	(10,415)	(17,977)	#	47,517	34,172	13,345	39.1%
Interest expense	19,366	16,347	3,019	18.5%	72,543	63,413	9,130	14.4%
Depreciation and amortization	2,851	3,078	(227)	(7.4)%	12,005	12,992	(987)	(7.6)%
EBITDA (2)	(6,175)	9,010	(15,185)	#	132,065	110,577	21,488	19.4%
Restructuring costs	1,303	—	1,303		12,717	—	12,717
Legal and other costs	1,764	146	1,618		2,134	2,925	(791)
Income from equity method investment	(2,982)	(1,893)	(1,089)		(3,658)	(4,546)	888
Gain from equity method investment	—	—	—		(135,387)	—	(135,387)
Transaction costs	7,258	2,014	5,244		13,740	2,737	11,003
Loss on extinguishment of debt	—	—	—		40,206	—	40,206
Share-based compensation	3,463	3,014	449		13,611	12,910	701
Other adjustments	(280)	(117)	(163)		(880)	(58)	(822)
Adjusted EBITDA (2)	$ 4,351	$ 12,174	($ 7,823)	(64.3)%	$ 74,548	$ 124,545	($ 49,997)	(40.1)%
# - Variance greater than 100% or not meaningful.
(1) The December 31, 2020 presentation has been revised to conform to the current period presentation.
(2) These are non-GAAP metrics. For a description of each non-GAAP addback, see the applicable reconciliations contained under "Results of Consolidated Operations." For a description of each non-GAAP metric, see "Non-GAAP Financial Measures."

U.S. Segment Results - For the Three Months Ended December 31, 2021 and 2020

For a discussion of revenue, provision for losses and related gross combined loans receivables for the three months ended December 31, 2021 and 2020, see "U.S. Portfolio Performance," above.

Operating expenses for the three months ended December 31, 2021 were $93.1 million, an increase of $9.6 million, or 11.6%, compared to $83.4 million for the three months ended December 31, 2020, primarily driven by (i) $7.3 million of transaction costs related to our acquisition of Heights in the fourth quarter of 2021, (ii) $1.3 million of store closure costs, as further described below, and (iii) $0.4 million of higher share-based compensation expense as a result of our acquisition of Flexiti. Excluding these expenses, comparable operating costs increased $0.5 million, or 0.6%.

As previously announced, we closed 49 U.S. stores during the second and third quarters of 2021 in response to evolving customer channel preferences that were accelerated by the impacts of COVID-19. The store closures represented nearly 25% of our U.S. stores and, other than Illinois, which were closed earlier in the year due to regulatory changes, reflect strategic consolidation of locations in dense local markets. The impacted locations generated 8% of our U.S. store revenue in 2020. As our omni-channel platform allows customers to transition seamlessly online, to an adjacent store or to contact centers, this consolidation reduces annual operating costs by approximately $20 million while maximizing the likelihood of retaining a large percentage of customers that had utilized the impacted stores.

As a result of the store closures, we incurred $1.3 million of closure-related charges during the three months ended December 31, 2021 and $12.7 million during the year ended December 31, 2021. These costs consisted of (i) severance and employee costs, (ii) lease termination costs and (iii) net accelerated depreciation and write-off of ROU assets and liabilities. As of December 31, 2021, we operated 160 stores in the U.S., excluding the stores acquired with the Heights acquisition. Subsequent to the Heights acquisition, we operated in 550 stores in the U.S. as of December 31, 2021.

U.S. interest expense for the three months ended December 31, 2021 increased $3.0 million, or 18.5%, related to our additional 7.50% Senior Secured Notes issued in conjunction with our Heights acquisition and higher interest on our Non-Recourse U.S. SPV Facility.

As previously described, we recognize our share of Katapult’s income or loss on a one-quarter lag. We recorded income of $3.0 million for the three months ended December 31, 2021. During the fourth quarter of 2021, we purchased an additional 2.6 million of Katapult's common stock for $10.0 million, which increased our ownership in Katapult from 19.3% to 25.2% on a fully diluted basis assuming full pay-out of earn-out shares as of December 31, 2021.

U.S. Segment Results - For the Year Ended December 31, 2021 and 2020

U.S. revenues decreased $112.6 million, or 17.6%, compared to the prior-year period for the year ended December 31, 2021 as a result of decreases in combined gross loans receivable from COVID-19 Impacts and the Runoff Portfolios. Excluding the impact of Runoff Portfolios, U.S. revenues decreased $49.3 million, or 9.5%, as a result of lower consumer demand, driven by COVID-19 Impacts.

The provision for losses decreased $64.1 million, or 27.9%, for the year ended December 31, 2021, compared to the prior-year period, primarily as a result of (i) lower year over year demand, excluding Heights, (ii), sustained favorable lower NCO rates since the onset of COVID-19 and (iii) continued improved credit quality.

Operating expenses were $338.7 million for the year ended December 31, 2021, an increase of $23.4 million, or 7.4%, compared to $315.3 million for the year ended December 31, 2020, primarily driven by (i) $13.7 million of transaction costs related to our acquisition of Flexiti in March 2021, our acquisition of Heights in December 2021, and the Katapult and FinServ merger, (ii) $12.7 million of store closure costs as previously discussed, and (iii) $0.7 million of higher share-based compensation expense compared to the prior year. Excluding these costs, operating expenses for the year ended December 31, 2021 decreased $2.8 million, or 0.9%, compared to the prior year.

U.S. interest expense for the year ended December 31, 2021 increased $9.1 million, or 14.4%, primarily related to interest on the additional 7.50% Senior Secured Notes issued in conjunction with our Heights acquisition and $5.0 million of interest on our Non-Recourse U.S. SPV Facility compared to prior year as the facility was entered into in April 2020. An additional $2.1 million of interest was incurred for the year ended December 31, 2021, which represents interest on the 8.25% Senior Secured Notes for the period between July 30, 2021 and August 12, 2021. This is the period during which both the 8.25% Senior Secured Notes and 7.50% Senior Secured Notes were outstanding.

As previously described, we recognize our share of Katapult’s income or loss on a one-quarter lag and recorded income of $3.7 million for the year ended December 31, 2021. As a result of the merger between Katapult and FinServ, which closed during the second quarter of 2021, we recorded an additional gain of $135.4 million during the year ended December 31, 2021, which represents cash we received, net of the basis of our investment in Katapult. During the fourth quarter of 2021, we purchased an additional 2.6 million of Katapult's common stock for $10.0 million, which increased our ownership in Katapult from 19.3% to 25.2% on a fully diluted basis assuming full pay-out of earn-out shares as of December 31, 2021.

Loss on extinguishment of debt of $40.2 million for the year ended December 31, 2021 was due to the redemption of the 8.25% Senior Secured Notes due 2025.

Canada Direct Lending and Canada POS Lending Portfolio Performance

(in thousands, except percentages)	Q4 2021	Q3 2021	Q2 2021	Q1 2021	Q4 2020
Gross loans receivable
Canada Direct Lending Revolving LOC	$ 402,405	$ 366,509	$ 337,700	$ 319,307	$ 303,323
Canada Direct Lending Installment loans	24,792	24,315	23,564	24,385	26,948
Total Canada Direct Lending gross loans receivable	$ 427,197	$ 390,824	$ 361,264	$ 343,692	$ 330,271

Total Canada POS Lending gross loans receivable	459,176	302,349	$ 221,453	$ 201,539	$ —

Lending Revenue:
Canada Direct Lending Revolving LOC	$ 43,943	$ 40,239	$ 37,450	$ 34,368	$ 31,962
Canada Direct Lending Installment loans	11,416	11,331	10,541	10,447	11,106
Total Canada Direct Lending - lending revenue	$ 55,359	$ 51,570	$ 47,991	$ 44,815	$ 43,068

Canada POS Lending - lending revenue	$ 13,704	$ 10,646	$ 6,495	$ 1,383	$ —

Lending Provision:
Canada Direct Lending Revolving LOC	$ 20,080	$ 11,375	$ 7,066	$ 7,909	$ 8,679
Canada Direct Lending Installment loans	2,945	2,512	1,438	1,234	1,972
Total Canada Direct Lending - lending provision	$ 23,025	$ 13,887	$ 8,504	$ 9,143	$ 10,651

Canada POS Lending - lending provision	$ 12,511	$ 8,285	$ 2,986	$ 855	$ —

Lending Net Revenue
Canada Direct Lending Revolving LOC	$ 23,863	$ 28,864	$ 30,384	$ 26,459	$ 23,283
Canada Direct Lending Installment loans	8,471	8,819	9,103	9,213	9,134
Total Canada Direct Lending - lending net revenue	$ 32,334	$ 37,683	$ 39,487	$ 35,672	$ 32,417

Canada POS Lending - lending net revenue	$ 1,193	$ 2,361	$ 3,509	$ 528	$ —

NCOs
Canada Direct Lending Revolving LOC	$ 15,112	$ 9,887	$ 10,838	$ 11,097	$ 8,907
Canada Direct Lending Installment loans	2,758	2,444	1,513	1,669	2,060
Total Canada Direct Lending NCOs	$ 17,870	$ 12,331	$ 12,351	$ 12,766	$ 10,967

Canada POS Lending NCOs (1)	$ 1,731	$ 1,827	$ 1,509	$ 213	$ —

NCO rate (2)
Canada Direct Lending Revolving LOC	3.9%	2.8%	3.3%	3.6%	3.1%
Canada Direct Lending Installment loans	11.2%	10.2%	6.3%	6.5%	7.7%
Total Canada Direct Lending NCO rate	4.4%	3.3%	3.5%	3.8%	3.5%

(in thousands, except percentages)	Q4 2021	Q3 2021	Q2 2021	Q1 2021	Q4 2020
Canada POS Lending NCO rate	0.5%	0.7%	0.7%	NM (3)	—%

ALL (4)
Canada Direct Lending Revolving LOC	$ 32,360	$ 27,429	$ 26,602	$ 29,916	$ 32,773
Canada Direct Lending Installment loans	1,975	1,790	1,767	1,819	2,233
Total Canada Direct Lending ALL	$ 34,335	$ 29,219	$ 28,369	$ 31,735	$ 35,006

Canada POS Lending ALL (5)	$ 22,189	$ 11,353	$ 4,577	$ 519	$ —

ALL rate (6)
Canada Direct Lending Revolving LOC	8.0%	7.5%	7.9%	9.4%	10.8%
Canada Direct Lending Installment loans	8.0%	7.4%	7.5%	7.5%	8.3%
Total Canada Direct Lending ALL rate	8.0%	7.5%	7.9%	9.2%	10.6%

Canada POS Lending ALL rate	4.8%	3.8%	2.1%	0.3%	—%

Past-due rate (6)
Canada Direct Lending Revolving LOC	8.9%	6.8%	5.8%	6.4%	6.8%
Canada Direct Lending Installment loans	2.2%	2.0%	2.3%	2.1%	2.1%
Total Canada Direct Lending past-due rate	8.5%	6.5%	5.5%	6.1%	6.4%

Canada POS Lending past-due rate (7)	4.1%	4.8%	5.4%	5.7%	—%

(1) For the second, third and fourth quarters of 2021, NCOs presented above include $2.4 million, $0.6 million and $0.8 million, respectively, of NCO's related to the fair value discount, which are excluded from provision.
(2) We calculate NCO rate as total NCOs divided by Average gross loans receivables.
(3) Not material or not meaningful.
(4) We report ALL as a contra-asset reducing gross loans receivable on the Consolidated Balance Sheets.
(5) Loans originated pre-acquisition have been adjusted to fair value at the acquisition date and included estimates of future losses. The ALL represents estimated incurred losses for loans originated after acquisition plus incurred losses for acquired loans in excess of the remaining fair value discount.
(6) We calculate ALL rate and past-due rate as the respective totals divided by gross loans receivable at each respective quarter end.
(7) The past-due rate for Canada POS Lending for loans 30+ days past-due were 1.9%, 2.1%, 2.6% and 3.0% for the three months ended December 31, 2021, September 30, 2021, June 30, 2021 and March 31, 2021, respectively.

Canada Direct Lending Net Revenue

Canada Direct Lending revenue increased year over year by $15.0 million, or 27.1%, ($12.7 million, or 23.0%, on a constant currency basis), for the three months ended December 31, 2021, due to the growth of Revolving LOC loans in Canada. Sequentially, Canada Direct Lending revenue increased $4.3 million, or 6.6%.

The provision for losses increased $12.5 million, or 116.4%, ($11.8 million, or 109.7%, on a constant currency basis), to $23.2 million for the three months ended December 31, 2021, compared to $10.7 million in the prior-year period. The increase in provision for losses was primarily due to higher past-due rates, which increased from 6.4% to 8.5% year over year. NCO rates increased from 3.5% to 4.4% year over year and increased from 3.3% to 4.4% sequentially due to new customer, channel mix and seasonality. Although NCOs increased from December 31, 2020 to December 31, 2021, NCO rates have remained stable since the onset of COVID-19, resulting in an allowance coverage decrease year over year of 250 bps, or 24.2%.

Canada Direct Lending Revolving LOC loan performance

Canada Direct Lending Revolving LOC gross loans receivable increased $99.1 million, or 32.7%, ($99.9 million, or 32.9%, on a constant currency basis) year over year and $35.9 million, or 9.8% ($36.1 million, or 9.9%, on a constant currency basis) sequentially. Revolving LOC revenue increased $12.0 million, or 37.5%, year over year and $3.7 million, or 9.2%, sequentially ($10.5 million, or 33.0%, and $3.7 million, or 9.3%, respectively, on a constant currency basis). The quarterly NCO rate increased by 80 bps, or 25.5%, year-over-year and 110 bps, or 40.0%, sequentially due to new customer, channel mix and seasonality.

Although NCOs increased from December 31, 2020 to December 31, 2021, NCO rates have remained stable since the onset of COVID-19, resulting in an allowance coverage decrease year over year from 10.8% to 8.0% as of December 31, 2021.

Canada Direct Lending Installment loan performance

Canada Direct Lending Installment revenue increased $0.3 million, or 2.8%, (a decrease of $0.1 million, or 0.6%, on a constant currency basis) year over year. Installment gross loans receivable decreased $2.2 million, or 8.0% ($2.1 million, or 7.8%, on a constant currency basis) year over year. The year-over-year decrease in Installment loans was due to a continued shift to Revolving LOC loans, as well as COVID-19 related constraints on demand, particularly as related to store-originated Installment loans. The Installment allowance coverage decreased year over year from 8.3% to 8.0% primarily as a result of lower sustained NCOs since the onset of COVID-19 and stable past-due rates. The year-over-year past-due rate for Installment loans improved by 15 bps, or 8.1%. Sequentially, Installment gross loans receivable and related revenue remained consistent.

Canada POS Lending Revolving LOC loan performance

Canada POS Lending Revolving LOC gross loans receivable as of December 31, 2021 was $459.2 million, including a discount of $2.3 million related to purchase accounting adjustments ($461.5 million prior to purchase accounting adjustments). For the three months ended December 31, 2021, Canada POS Lending revenue was $14.8 million, net of a $1.7 million reduction from acquisition-related adjustments for the period. For a full discussion of the purchase accounting and acquisition-related adjustments, refer to "Consolidated Revenue by Product and Segment" above.

For the three months ended December 31, 2021, allowance coverage was 4.8%, up sequentially from 3.8%. Excluding acquisition-related adjustments, allowance coverage was 5.3%, down sequentially from 5.5%, primarily due to sustained favorable NCO trends. Revolving LOC gross loans receivable generally charge-off at 180 days past due. NCOs were $1.7 million for the three months ended December 31, 2021. The Canada POS Lending NCO and past-due rates for the quarter were 0.5% and 4.1%, respectively, down sequentially from 0.7% and 4.8%, respectively.

Originations for the three months ended December 31, 2021 were $322.1 million in Canadian dollars ("C$"), an increase of C$200.8 million, or 165.6%, from the prior-year period of C$121.3 million. Sequentially, Canada POS Revolving LOC gross loans receivable increased $156.8 million, or 51.9%.

Canada Direct Lending Results of Operations

	Three Months Ended December 31,				For the Year Ended December 31,
(dollars in thousands, unaudited)	2021	2020 (1)	Change $	Change %	2021	2020 (1)	Change $	Change %
Revenue	$ 70,529	$ 55,490	$ 15,039	27.1%	$ 257,039	$ 208,872	$ 48,167	23.1%
Provision for losses	23,204	10,724	12,480	116.4%	54,997	58,647	(3,650)	(6.2)%
Net revenue	47,325	44,766	2,559	5.7%	202,042	150,225	51,817	34.5%
Operating expenses
Salaries and benefits	13,036	11,922	1,114	9.3%	52,118	45,473	6,645	14.6%
Occupancy	5,732	5,578	154	2.8%	22,482	21,457	1,025	4.8%
Advertising	1,446	1,075	371	34.5%	4,267	3,850	417	10.8%
Direct operations	2,909	2,032	877	43.2%	9,777	7,781	1,996	25.7%
Depreciation and amortization	1,111	1,108	3	0.3%	4,505	4,506	(1)	—%
Other operating expense	3,189	2,106	1,083	51.4%	10,364	11,691	(1,327)	(11.4)%
Total operating expenses	27,423	23,821	3,602	15.1%	103,513	94,758	8,755	9.2%
Other expense
Interest expense	2,505	2,344	161	6.9%	9,798	9,296	502	5.4%
Total other expense	2,505	2,344	161	6.9%	9,798	9,296	502	5.4%
Segment operating income	17,397	18,601	(1,204)	(6.5)%	88,731	46,171	42,560	92.2%
Interest expense	2,505	2,344	161	6.9%	9,798	9,296	502	5.4%
Depreciation and amortization	1,111	1,108	3	0.3%	4,505	4,506	(1)	—%
EBITDA (2)	21,013	22,053	(1,040)	(4.7)%	103,034	59,973	43,061	71.8%
Share-based compensation	365	—	365	#	365	—	365
Canada GST adjustment	—	—	—		—	2,160	(2,160)
Other adjustments	202	105	97		444	685	(241)
Adjusted EBITDA (2)	$ 21,580	$ 22,158	($ 578)	(2.6)%	$ 103,843	$ 62,818	$ 41,025	65.3%
# - Variance greater than 100% or not meaningful.
(1) The December 31, 2020 presentation has been revised to conform to the current period presentation.
(2) These are non-GAAP metrics. For a description of each non-GAAP addback, see the applicable reconciliations contained under "Results of Consolidated Operations." For a description of each non-GAAP metric, see "Non-GAAP Financial Measures."

Canada Direct Lending Segment Results - For the Three Months Ended December 31, 2021 and 2020

For a discussion of revenue, provision for losses and related gross combined loans receivables for the three months ended December 31, 2021 and 2020, see "Canada Direct Lending and Canada POS Lending Portfolio Performance" above.

Canada Direct Lending operating expenses were $27.4 million for the three months ended December 31, 2021, an increase of $3.6 million, or 15.1%, ($2.7 million, or 11.4%, on a constant currency basis), compared to the prior year, primarily due to (i) the timing and level of performance-based variable compensation, (ii) higher store operating costs as the prior year was impacted by COVID-19 store closures, and (iii) higher variable costs, primarily collection and financial service fees, on higher volume year over year.

Interest expense for the three months ended December 31, 2021 was $2.5 million compared to $2.3 million for the three months ended December 31, 2020. During the fourth quarter of 2021, we increased the capacity of the Non-Recourse Canada SPV Facility from C$175.0 million to C$350.0 million.

Canada Direct Lending Segment Results - For the Year Ended December 31, 2021 and 2020

Canada Direct Lending revenue increased $48.2 million, or 23.1%, ($31.6 million, or 15.1%, on a constant currency basis), to $257.0 million for the year ended December 31, 2021, from $208.9 million in the prior year, primarily due to higher consumer demand as COVID-19 Impacts lessened. Canada Direct Lending Revolving LOC gross loans receivable grew $99.1 million, or 32.7%, year over year, contributing to related revenue growth of $40.9 million, or 35.6%, for the year ended December 31, 2021 compared to the prior year.

The provision for losses decreased $3.7 million, or 6.2%, ($7.0 million, or 12.0% on a constant currency basis), to $55.0 million for the year ended December 31, 2021, compared to $58.6 million in the prior year. The decrease in provision for losses was the result of sustained lower NCOs since the onset of COVID-19 and the related impact of changes in allowance coverage due to an increase in credit quality for Revolving LOC loans. Refer to "Canada Direct Lending and Canada POS Lending Portfolio Performance" above for additional details on quarterly loss and allowance rates.

Canada Direct Lending operating expenses for the year ended December 31, 2021 were $103.5 million, an increase of $8.8 million, or 9.2%, ($2.1 million, or 2.2%, on a constant currency basis), compared to $94.8 million for the year ended December 31, 2020, primarily related to (i) the timing and level of performance-based variable compensation, (ii) higher store operating costs as the prior year was impacted by COVID-19 store closures, and (iii) higher variable costs, primarily collection and financial service fees, on higher volume year over year.

Canada Direct Lending other expense for the year ended December 31, 2021 was $9.8 million, an increase of $0.5 million, or 5.4%, for the year ended December 31, 2020, primarily due to higher borrowings on the Non-Recourse Canada SPV Facility. During the fourth quarter of 2021, we increased the capacity of the Non-Recourse Canada SPV Facility from C$175.0 million to C$350.0 million.

Canada POS Lending Results of Operations

	Three Months Ended December 31,	For the Year Ended December 31,
(dollars in thousands, unaudited)	2021	2021
Revenue	$ 14,788	$ 34,842
Provision for losses	12,511	24,638
Net revenue	2,277	10,204
Operating expenses
Salaries and benefits	6,085	14,483
Occupancy	234	512
Advertising	796	1,272
Direct operations	6,810	14,380
Depreciation and amortization	3,308	10,445
Other operating expense	4,267	9,810
Total operating expenses	21,500	50,902
Other expense
Interest expense	6,679	14,993
Total other expense	6,679	14,993
Segment operating loss	(25,902)	(55,691)
Interest expense	6,679	14,993
Depreciation and amortization	3,308	10,445
EBITDA (1)	(15,915)	(30,253)
Acquisition-related adjustments	4,162	13,949
Change in fair value of contingent consideration	2,384	6,209
Other adjustments	(17)	(51)
Adjusted EBITDA (1)	($ 9,386)	($ 10,146)
(1) These are non-GAAP metrics. For a description of each non-GAAP addback, see the applicable reconciliations contained under "Results of Consolidated Operations." For a description of each non-GAAP metric, see "Non-GAAP Financial Measures."

Canada POS Lending Segment Results - For the Three Months and Year Ended December 31, 2021

Canada POS Lending revenue includes revenue from merchant discounts and ancillary products. MDR represents the discount merchant partners provide to help facilitate customer credit card purchases at merchant locations. The fee is recognized over the estimated average loan term of 12 months. Ancillary revenue includes administrative fees, annual fees, insurance product fees and other fees charged to customers.

For a discussion of revenue, provision for losses and related gross loans receivables, see the "Canada Direct Lending and Canada POS Lending Portfolio Performance," above for the three months ended December 31, 2021. For the three months ended December 31, 2021, revenue and related gross loans receivable increased $3.4 million, or 29.5%, and $156.8 million, or 51.9%, sequentially primarily due to the continued loan growth since the onboarding of LFL as previously discussed.

For the year ended December 31, 2021, Canada POS Lending revenue was $34.8 million, and included a $7.5 million reduction as a result of acquisition-related adjustments. For a full discussion of acquisition-related adjustments, refer to "Consolidated Revenue by Product and Segment" earlier within this release.

Provision for losses for the year ended December 31, 2021 was $24.6 million, and included a $6.4 million increase as a result of acquisition-related adjustments. Refer to "Canada Direct Lending and Canada POS Lending Portfolio Performance," above for additional details on quarterly loss and allowance rates.

CURO GROUP HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2021 (1) (unaudited)	December 31, 2020
ASSETS
Cash and cash equivalents	$ 63,179	$ 213,343
Restricted cash (includes restricted cash of consolidated VIEs of $57,155 and $31,994 as of December 31, 2021 and December 31, 2020, respectively)	98,896	54,765
Gross loans receivable (includes loans of consolidated VIEs of $1,294,706 and $360,431 as of December 31, 2021 and December 31, 2020, respectively)	1,548,318	553,722
Less: Allowance for loan losses (includes allowance for loan losses of consolidated VIEs of $66,618 and $54,129 as of December 31, 2021 and December 31, 2020, respectively)	(87,560)	(86,162)
Loans receivable, net	1,460,758	467,560
Income taxes receivable	31,774	32,062
Prepaid expenses and other (includes prepaid expenses and other of consolidated VIEs of $0 and $388 as of December 31, 2021 and December 31, 2020, respectively)	42,038	27,994
Property and equipment, net	54,635	59,749
Investments in Katapult	27,900	27,370
Right of use asset - operating leases	116,300	115,032
Deferred tax assets	15,639	—
Goodwill	429,792	136,091
Intangibles, net	109,930	40,425
Other assets	9,755	8,595
Total Assets	$ 2,460,596	$ 1,182,986
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accounts payable and accrued liabilities (includes accounts payable and accrued liabilities of consolidated VIEs of $9,886 and $34,055 as of December 31, 2021 and December 31, 2020, respectively)	$ 121,434	$ 49,624
Deferred revenue	21,649	5,394
Lease liability - operating leases	122,431	122,648
Contingent consideration related to acquisition	26,508	—
Income taxes payable	680	—
Accrued interest (includes accrued interest of consolidated VIEs of $3,279 and $1,147 as of December 31, 2021 and December 31, 2020, respectively)	34,974	20,123
Liability for losses on CSO lender-owned consumer loans	6,908	7,228
Debt (includes debt and issuance costs of consolidated VIEs of $979,500 and $14,428 as of December 31, 2021 and $147,427 and $7,766 as of December 31, 2020, respectively)	1,945,793	819,661
Other long-term liabilities	13,845	15,382
Deferred tax liabilities	6,044	11,021
Total Liabilities	$ 2,300,266	$ 1,051,081
Stockholders' Equity
Total Stockholders' Equity	$ 160,330	$ 131,905
Total Liabilities and Stockholders' Equity	$ 2,460,596	$ 1,182,986
(1) The December 31, 2021 Consolidated Balance Sheet includes our acquisition of Heights, prior to the finalization of the initial purchase accounting adjustments, subject to future measurement period adjustments. The values assigned to the assets acquired and liabilities assumed are based on preliminary estimates of fair value available as of the date of this release and may be adjusted during the measurement period of up to 12 months from the date of acquisition as further information becomes available.

Balance Sheet Changes - December 31, 2021 Compared to December 31, 2020
Cash and cash equivalents - Cash and cash equivalents decreased as compared to December 31, 2020 primarily due to our use of cash for (i) the acquisition of Flexiti in the first quarter of 2021, (ii) the acquisition of Heights in the fourth quarter of 2021 and (iii) increased demand for loan products as COVID-19 Impacts lessened throughout 2021. The decrease was partially offset by (i) the issuance of the 7.50% Senior Secured Notes, and (ii) a one-time cash inflow of $146.9 million from the merger of Katapult and FinServ.

Restricted cash - The increase in Restricted cash from December 31, 2020 was primarily due to (i) the Non-Recourse Flexiti SPE Facility, entered into as part of our acquisition of Flexiti in March 2021, (ii) the Non-Recourse Flexiti Securitization Facility, entered into in the fourth quarter of 2021, and (iii) the Non-Recourse Heights SPE Facility, entered into as part of our acquisition of Heights in December 2021.

Gross loans receivable and Allowance for loan losses - The increase in Gross loans receivable from December 31, 2020 was primarily due to (i) the acquisition of Flexiti, which accounted for $459.2 million of gross loans receivable as of December 31, 2021, (ii) the acquisition of Heights, which accounted for approximately $472 million of loans receivable, and (iii) growth in the Canada Direct Lending Revolving LOC loans. The increase was partially offset by a decline in the U.S. Refer to "Consolidated Loans Receivable" and "Portfolio Performance Analysis" above for additional details.

Goodwill and Intangible Assets - The increases in Goodwill and Intangible assets from December 31, 2020 were due to our acquisition of Flexiti on March 10, 2021, which accounted for $39.9 million of goodwill and $51.2 million of net intangible assets as of December 31, 2021, and our acquisition of Heights on December 27, 2021, which accounted for $253.9 million of goodwill and $11.9 million of intangible assets as of December 31, 2021.

Accounts payable and accrued liabilities – The increase in Accounts payable and accrued liabilities from December 31, 2020 is primarily due to the acquisition of Flexiti and Heights during 2021 and an increase in timing and extent of variable compensation, as previously discussed.

Contingent Consideration related to acquisition - The acquisition of Flexiti on March 10, 2021 included an up-front purchase price as well as a cash earn-out of up to approximately $32.8 million. The cash earn-out is recorded at fair value based on discounted expected cash flows and remeasured periodically. The fair value of the contingent consideration increased from $24.1 million as of September 30, 2021 to $26.5 million as of December 31, 2021.

Debt and Accrued interest - The increase in Debt and related Accrued interest from December 31, 2020 is primarily due to (i) our new 7.50% Senior Secured Notes due 2028, which we closed on July 30, 2021 and upsized to $1.0 billion on December 27, 2021, (ii) the Non-Recourse Flexiti SPE Facility entered into as part of our acquisition in March 2021 and Non-Recourse Flexiti Securitization Facility entered into during the fourth quarter of 2021, (iii) an increase in our utilization for our Non-Recourse Canada SPV Facility, and (iv) the Non-Recourse Heights SPE Facility, entered into as part of our acquisition on December 27, 2021. See the "Debt Capitalization Summary" below for additional details.

Debt Capitalization Summary
(in thousands, net of deferred financing costs)

	Capacity	Interest Rate	Maturity	Counterparties	Balance as of December 31, 2021 (in USD)
7.50% Senior Secured Notes (due 2028) (2)	$1.0 billion	7.50%	August 1, 2028		$ 980,721
Senior Secured Revolving Credit Facility	$50.0 million	1-Mo LIBOR + 5.00%	June 30, 2022	BayCoast Bank; Stride Bank; Hancock-Whitney Bank; Metropolitan Commercial Bank	—
Non-Recourse U.S. SPV Facility	$200.0 million	1-Mo LIBOR + 6.25%	April 8, 2024	Atalaya Capital Management, MetaBank	45,392
Non-Recourse Heights SPE Facility	$350.0 million	1-Mo LIBOR + 5.25%	December 31, 2024	Ares Capital	350,000
Non-Recourse Canada SPV Facility (1)	C$350.0 million	3-Mo CDOR + 6.00%	August 2, 2026	Waterfall Asset Management	157,813
Non-Recourse Flexiti SPE Facility (1)	C$500.0 million	3-Mo CDOR + 4.40%	March 10, 2024	Credit Suisse (Class A); SPF (Class B)	172,739
Non-Recourse Flexiti Securitization Facility (1)	C$526.5 million	1-Mo CDOR + 3.59%	December 9, 2025	National Bank of Canada; an affiliate of the Bank of Montreal; and a fund managed by Waterfall Asset Management	239,128
Cash Money Revolving Credit Facility (1)	C$10.0 million	Canada Prime Rate +1.95%	On-demand	Royal Bank of Canada	—
(1) Capacity amounts are denominated in Canadian dollars, while outstanding balances as of December 31, 2021 are denominated in U.S. dollars.
(2) On July 30, 2021, we closed our $750 million aggregate principal amount of new 7.50% Senior Secured Notes, which was used to redeem our $690.0 million 8.25% Senior Secured Notes due 2025. On December 27, 2021, we issued an additional $250.0 million of our 7.50% Senior Secured Notes for a total capacity of $1.0 billion.

Non-GAAP Financial Measures

In addition to the financial information prepared in conformity with U.S. GAAP, we provide certain “non-GAAP financial measures,” including:
•Adjusted Net Income and Adjusted Earnings Per Share, or the Adjusted Earnings Measures (net income from continuing operations plus or minus certain legal and other costs, income or loss from equity method investment, goodwill and intangible asset impairments, transaction-related costs, restructuring costs, loss on extinguishment of debt, adjustments related to acquisition accounting, share-based compensation, intangible asset amortization, certain tax adjustments and impacts from tax law changes and cumulative tax effect of applicable adjustments, on a total and per share basis);
•EBITDA (earnings before interest, income taxes, depreciation and amortization);
•Adjusted EBITDA (EBITDA plus or minus certain non-cash and other adjusting items);
•Adjusted effective income tax rate (effective tax rate plus or minus certain non-cash and other adjusting items); and
•Gross Combined Loans Receivable (includes loans originated by third-party lenders through CSO programs which are not included in the Consolidated Financial Statements).

We believe that presentation of non-GAAP financial information is meaningful and useful in understanding the activities and business metrics of the Company's operations. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of the business that, when viewed with the Company's U.S. GAAP results, provide a more complete understanding of factors and trends affecting the business.
We believe that investors regularly rely on non-GAAP financial measures, such as Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA, to assess operating performance and that such measures may highlight trends in the business that may not otherwise be apparent when relying on financial measures calculated in accordance with U.S. GAAP. In addition, we believe that the adjustments shown above are useful to investors in order to allow them to compare our financial results during the periods shown without the effect of each of these income or expense items. In addition, we believe that Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of public companies in our industry, many of which present Adjusted Net Income, Adjusted Earnings per Share, EBITDA and/or Adjusted EBITDA when reporting their results.

In addition to reporting loans receivable information in accordance with U.S. GAAP, we provide Gross Combined Loans Receivable consisting of owned loans receivable plus loans originated by third-party lenders through the CSO programs, which we guarantee but do not include in the Consolidated Financial Statements. Management believes this analysis provides investors with important information needed to evaluate overall lending performance.

We provide non-GAAP financial information for informational purposes and to enhance understanding of the U.S. GAAP Consolidated Financial Statements. Adjusted Net Income, Adjusted Earnings per Share, EBITDA, Adjusted EBITDA and Gross Combined Loans Receivable should not be considered as alternatives to income from continuing operations, segment operating income, or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flows from operating activities or any other liquidity measure derived in accordance with U.S. GAAP. Readers should consider the information in addition to, but not instead of or superior to, the financial statements prepared in accordance with U.S. GAAP. This non-GAAP financial information may be determined or calculated differently by other companies, limiting the usefulness of those measures for comparative purposes.
Description and Reconciliations of Non-GAAP Financial Measures
Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA Measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our income or cash flows as reported under U.S. GAAP. Some of these limitations are:
•they do not include cash expenditures or future requirements for capital expenditures or contractual commitments;
•they do not include changes in, or cash requirements for, working capital needs;
•they do not include the interest expense, or the cash requirements necessary to service interest or principal payments on debt;
•depreciation and amortization are non-cash expense items reported in the statements of cash flows; and
•other companies in our industry may calculate these measures differently, limiting their usefulness as comparative measures.

We calculate Adjusted Earnings per Share utilizing diluted shares outstanding at year-end. If the Company records a loss from continuing operations under U.S. GAAP, shares outstanding utilized to calculate Diluted Earnings per Share from continuing operations are equivalent to basic shares outstanding. Shares outstanding utilized to calculate Adjusted Earnings per Share from continuing operations reflect the number of diluted shares the Company would have reported if reporting net income from continuing operations under U.S. GAAP.

As noted above, Gross Combined Loans Receivable includes loans originated by third-party lenders through CSO programs which are not included in the consolidated financial statements but from which we earn revenue and for which we provide a guarantee to the lender. Management believes this analysis provides investors with important information needed to evaluate overall lending performance.

We believe Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA are used by investors to analyze operating performance and to evaluate our ability to incur and service debt and the capacity for making capital expenditures. Adjusted EBITDA is also useful to investors to help assess our estimated enterprise value. The computation of Adjusted EBITDA as presented in this release may differ from the computation of similarly titled measures provided by other companies.

Forward-Looking Statements
Both the Heights and Flexiti acquisitions will solidify our position as a full spectrum non-prime and prime consumer lender in the U.S. and Canada and accelerate our long-term revenue and earnings growth prospects.

This press release contains forward-looking statements. These forward-looking statements include projections, estimates and assumptions about revenue and growth trends and our ability to create value; our ability to accelerate our transition into longer-term, higher-balance and lower-rate credit products; our belief that recent acquisitions will solidify our position as a full spectrum non-prime and prime consumer lender in the U.S. and Canada and accelerate our long-term revenue and earnings growth prospects; and our belief in the usefulness of the various non-GAAP financial measures used in this release. In addition, words such as “guidance,” “estimate,” “anticipate,” “believe,” “forecast,” “step,” “plan,” “predict,” “focused,” “project,” “is likely,” “expect,” “intend,” “should,” “will,” “confident,” variations of such words and similar expressions are intended to identify forward-looking statements. Our ability to achieve these forward-looking statements is based on certain assumptions, judgments and other factors, both within and outside of our control, that could cause actual results to differ materially from those in the forward-looking statements, including: errors in our internal forecasts or those of companies in which we invest; the effects of competition on the Company’s business or on those companies in which we invest; our ability to attract and retain customers; market, financial, political and legal conditions; actions of regulators and the negative impact of those actions on our business; the continuing impact of COVID-19 pandemic or any other similar wide-spread event on the Company’s business and the global economy; our dependence on third-party lenders to provide the cash we need to fund our loans and our ability to affordably access third-party financing; our level of indebtedness; our ability to successfully integrate acquired businesses; our ability to protect our proprietary technology and analytics and keep up with that of our competitors; disruption of our information technology systems that adversely affect our business operations; ineffective pricing of the credit risk of our prospective or existing customers; inaccurate information supplied by customers or third parties that could lead to errors in judging customers’ qualifications to receive loans; improper disclosure of customer personal data; failure of third parties who provide products, services or support to us; any failure of third-party lenders upon whom we rely to conduct business in certain states; disruption to our relationships with banks and other third-party electronic payment solutions providers as well as other factors discussed in our filings with the Securities and Exchange Commission. These projections, estimates and assumptions may prove to be inaccurate in the future. These forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. There may be additional risks that CURO presently does not know or that it currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual future results. We undertake no obligation to update, amend or clarify any forward-looking statement for any reason.

All product names, logos, brands, trademarks and registered trademarks are property of their respective owners.

About CURO
CURO Group Holdings Corp. (NYSE: CURO) is a full-spectrum consumer credit provider across the U.S. and Canada. The Company was founded in 1997 by three childhood friends in Kansas to meet the growing consumer need for short-term loans. Today, CURO operates a robust, omni-channel platform providing comprehensive credit solutions to help customers achieve their financial goals. CURO’s decades of experience with alternative data power the underwriting and scoring engine, mitigating risk across the full spectrum of credit products. CURO operates under a number of brands including Speedy Cash , Rapid Cash , Cash Money , LendDirect , Flexiti , Avío Credit , Opt+ , Revolve Finance , Heights Finance, Southern Finance, Covington Credit, Quick Credit and First Phase. Our diversified product channels allows us to meet the changing needs and preferences of our customers.
Conference Call
CURO will host a conference call to discuss these results at 8:15 a.m. Eastern Time on Wednesday, February 9, 2022. The live webcast of the call can be accessed at the CURO Investor Relations website at http://ir.curo.com/.
You may access the call at 1-833-953-2430 (1-412-317-5759 for international callers). Please ask to join the CURO Group Holdings call. A replay of the conference call will be available until February 16, 2022, at 8:15 a.m. Eastern Time. An archived version of the webcast will be available on the CURO Investors website for 90 days. You may access the conference call replay at 1-877-344-7529 (1-412-317-0088 for international callers). The replay access code is 5345798.
Final Results
The financial results presented and discussed herein are on a preliminary and unaudited basis; final audited data will be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.
Investor Relations:
Roger Dean
Executive Vice President and Chief Financial Officer
Phone: 844-200-0342
Email: IR@curo.com

Or

Financial Profiles, Inc.
Curo@finprofiles.com

(CURO-NWS)